Exhibit 10.2
IBC INVESTORS I, LLC
September 12, 2008
Interstate Bakeries Corporation
12 East Armour Boulevard
Kansas City, MO 64111

Attention:	Mr. Michael Anderson, Chairman of the Board Mr. Craig Jung, Chief Executive Officer
Fee Letter
Gentlemen:
     Reference is made to the commitment letter between IBC Investors I, LLC (“Investors”) and Interstate Bakeries Corporation (“IBC”) dated the date hereof (including the exhibits and annexes attached thereto and as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Commitment Letter”). Capitalized terms used but not defined herein are used with the meanings assigned to them in the Commitment Letter. This letter agreement is the Fee Letter referred to in the Commitment Letter.
     As consideration for the commitments of Investors under the Commitment Letter, IBC agrees to pay or caused to be paid to Investors the following fees:
     (i) a commitment fee for Investors’ commitments to purchase New Common Stock under the Commitment Letter, in the amount of $2,210,000 (the “Equity Commitment Fee”); and
     (ii) a commitment fee for Investors’ commitment to purchase New Convertible Debt under the Commitment Letter, in the amount of $4,290,000 (the “Debt Commitment Fee”).
Each of the Equity Commitment Fee and the Debt Commitment Fee shall be due and payable by IBC (a) 50% upon entry of the Investment Agreement Order by the Bankruptcy Court and (b) 50% upon the earliest of (w) the Effective Date, (x) the consummation by any of the Debtors of a transaction or series of transactions on terms that are more favorable from a financial point of view to the Debtors’ constituents than would be obtained through the consummation of the Investment and the Transaction at any time on or after the date IBC terminates the Commitment Letter or the Investment Agreement in connection with a Superior Proposal, (y) the date that is six months after the date IBC terminates the Commitment Letter or the Investment Agreement in connection with a Superior Proposal and (z) the consummation, within twelve months of the date Investors terminates the Commitment Letter or the Investment Agreement as a result of any of the conditions set forth in the Commitment Letter or the Investment Agreement becoming incapable of being satisfied, by any of the Debtors of a transaction or series of transactions (1) on terms that are more favorable from a financial point of view to the Debtors’ constituents than would be obtained through the consummation of the Investment and the Transaction and (2) with any of the Prepetition

Investors providing any new debt or equity financing (excluding any restructuring of Prepetition Debt that does not result in additional funds being provided by any of the Prepetition Investors) in connection with such transaction or series of transactions.
     In addition, IBC agrees to reimburse Investors and its affiliates for all of the reasonable out-of-pocket costs and expenses (including due diligence expenses, consultants’ and investment bankers’ fees and expenses, travel expenses and fees, charges and disbursements of counsel, and irrespective of whether such costs and expenses are incurred prior to, on or after the date hereof) (collectively, “Investors Transaction Expenses”) incurred in connection with the Investment or the Transaction, including those incurred in connection with any related documentation or the preparation thereof (including the Commitment Letter, this Fee Letter and the definitive documentation for the Investment and any other documentation related to the Transaction) or the administration, amendment, modification or waiver thereof or the procurement of Bankruptcy Court approval of any thereof. Upon entry of the Fee Order by the Bankruptcy Court, all Investors Transaction Expenses incurred prior thereto shall become due and payable by IBC. Upon the earliest of (A) the Effective Date, (B) the date Investors terminates the Commitment Letter or the Investment Agreement as a result of any of the conditions set forth in the Commitment Letter or the Investment Agreement becoming incapable of being satisfied and (C) the date IBC terminates the Commitment Letter or the Investment Agreement in connection with a Superior Proposal, all Investors Transaction Expenses (other than those that have been reimbursed by IBC pursuant to the immediately preceding sentence) shall become due and payable by IBC; provided, however, that the amount of Investors Transaction Expenses payable by IBC under clause (B) or (C) above, plus the amount of Investors Transaction Expenses that have been reimbursed by IBC pursuant to the immediately preceding sentence, shall not exceed $6,000,000 in the aggregate.
     IBC agrees that, once paid, the fees and reimbursement of costs and expenses or any part thereof payable hereunder or under the Commitment Letter shall not be refundable under any circumstances, regardless of whether the Investment, the Transaction or the other transactions contemplated by the Commitment Letter are consummated. All fees and reimbursement of costs and expenses payable hereunder and under the Commitment Letter shall be paid in immediately available funds. IBC agrees that Investors, in its sole discretion, may share all or a portion of any of the fees or reimbursement of costs and expenses payable pursuant to this Fee Letter or the Commitment Letter with any person to whom a portion of Investors’ commitments under the Commitment Letter may be assigned pursuant to the Commitment Letter.
     It is understood and agreed that this Fee Letter shall not constitute or give rise to any commitment or similar obligation; such an obligation will arise only to the extent provided in the Commitment Letter if accepted in accordance with its terms. This Fee Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by Investors and IBC. This Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. IBC consents to the nonexclusive jurisdiction and venue of the Bankruptcy Court, and in the event that the Bankruptcy Court does not have or declines to exercise jurisdiction or there is reason to believe that it would not have or would decline to exercise jurisdiction, to the nonexclusive jurisdiction and venue of the state or federal courts located in the City of New York in the Borough of Manhattan. Subject to the foregoing, each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding related to or arising out of the Commitment Letter, this Fee Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the Bankruptcy Court or the state or federal courts located in the City of New York in the Borough of Manhattan.

     This Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Fee Letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart.
     Please confirm that the foregoing is our mutual understanding by signing and returning to us an executed counterpart of this Fee Letter.
Very truly yours,
IBC INVESTORS I, LLC,
by   /s/ Christopher Minnetian
     Name: Christopher Minnetian
     Title:   Authorized Signatory
Accepted and agreed to as of
the date first above written:
INTERSTATE BAKERIES CORPORATION,
on behalf of itself and the other Debtors,
by   /s/ Craig D. Jung
     Name: Craig D. Jung
     Title:   Chief Executive Officer